Exhibit 99.1

NEWS RELEASE

RAMBUS REPORTS SECOND QUARTER EARNINGS

Revenue of $38.9 million, loss per share of $0.11 cents for the second quarter

LOS ALTOS, Calif. – July 22, 2010 – Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, today reported financial results for the second quarter of 2010.

Revenue for the second quarter of 2010 was $38.9 million, down 76.0% sequentially from the first quarter of 2010 and up 44.0% as compared to the second quarter of 2009, primarily due to the revenue recognized from the agreements signed with Samsung during the first quarter of 2010.  Revenue for the six months ended June 30, 2010 was $200.7 million, up 269.5% over the same period of last year, also due to the agreements signed with Samsung during the first quarter of 2010.

“This quarter showcased great progress in our diversification strategy with the GE Lighting license agreement,” said Harold Hughes, president and chief executive officer at Rambus.  “We also saw solid patent and solutions license revenues driven by strong worldwide sales of computers, consumer electronics and game consoles.”

Total operating costs and expenses for the second quarter of 2010 were $45.5 million, which included a $10.3 million gain related to the Samsung settlement, $7.9 million of stock-based compensation expenses and $1.6 million for previous stock-based compensation restatement and related legal expenses.  This is compared to total operating costs and expenses (recoveries) for the first quarter of 2010 which included a recovery of $40.3 million, comprised of a $95.9 million gain related to the Samsung settlement, $7.8 million of stock-based compensation expenses and $0.5 million for previous stock-based compensation restatement and related legal expenses. General litigation expenses for the second quarter were $5.2 million, a decrease of $1.8 million from the first quarter of 2010.

Total operating costs and expenses in the second quarter of last year were $49.3 million, which included $7.9 million of stock-based compensation expenses and a net recovery of $0.4 million of previous stock-based compensation restatement and related legal expenses as a result of reimbursements from insurance carriers.  General litigation expenses in the second quarter of 2010 decreased $9.8 million from the second quarter of 2009.

Total operating costs and expenses for the six months ended June 30, 2010 were $5.2 million, which included a $106.2 million gain related to the Samsung settlement, $15.8 million of stock-based compensation expenses and $2.2 million for previous stock-based compensation restatement and related legal expenses.  This is compared to total operating costs and expenses of $92.8 million for the same period of 2009, which included $16.3 million of stock-based compensation expenses and a net recovery of $14.1 million of previous stock-based compensation restatement and related legal expenses. General litigation expenses for the six months ended June 30, 2010 were $12.2 million, a decrease of $20.8 million from the same period in 2009.

Interest and other expense, net, for the second quarter of 2010 was $3.4 million as compared to $5.6 million in the first quarter of 2010 and $1.6 million in the second quarter of 2009.  Interest and other expense, net, for the six months ended June 30, 2010 was $9.0 million as compared to $2.9 million for the same period of 2009.

During the quarter ended June 30, 2010, the Company paid withholding taxes of $4.1 million. The Company recorded a provision for income taxes of $2.4 million for the second quarter of 2010, which is primarily comprised of the withholding taxes offset by a reduction of alternative minimum taxes.  As the Company continues to maintain a valuation allowance against its U.S. deferred tax assets, the Company’s tax provision is based on its anticipated cash tax payments related to the quarter.  By comparison, the Company recorded a provision for income taxes of $45.7 million for the quarter ended March 31, 2010 and a provision for income taxes of $25 thousand for the quarter ended June 30, 2009.

During the six months ended June 30, 2010, the Company paid withholding taxes of $46.8 million. The Company recorded a provision for income taxes of $48.1 million for the six months ended June 30, 2010, which is primarily comprised of the withholding taxes and alternative minimum taxes.  By comparison, the Company recorded a provision for income taxes of $18 thousand for the six months ended June 30, 2009.

Net loss for the second quarter of 2010 was $12.5 million as compared to a net income of $150.9 million in the first quarter of 2010 and a net loss of $24.0 million in the second quarter of 2009. Diluted net loss per share for the second quarter of 2010 was $0.11 as compared to a net income per share of $1.28 in the first quarter of 2010 and a net loss per share of $0.23 for the second quarter of 2009.

Net income for the six months ended June 30, 2010 was $138.4 million as compared to a net loss of $41.4 million for the same period of 2009. Diluted net income per share for the six months ended June 30, 2010 was $1.18 as compared to a net loss per share of $0.40 for the same period of 2009.

Cash, cash equivalents, and marketable securities as of June 30, 2010 were $597.6 million, a decrease of approximately $71.1 million from March 31, 2010.  During the second quarter of 2010, the Company repurchased shares of its common stock having an aggregate value of $68.8 million; additionally $4.6 million was used in the acquisition of businesses and intellectual property.

The conference call discussing 2010 second quarter results will be webcast live via the Rambus Investor Relations website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today.  A replay will be available following the call on Rambus’ Investor Relations website and for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 86009440.

About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enhancing the end-user experience of computing, communications and consumer electronics applications. Additional information is available at www.rambus.com.

RMBSFN

Contacts:

Linda Ashmore
Public Relations
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Nicole Noutsios
Investor Relations
Rambus Inc.
(650) 947-5050
nnoutsios@rambus.com

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$334,536	$289,073
Marketable securities	263,073	171,120
Accounts receivable	244	949
Prepaids and other current assets	10,417	8,700
Deferred taxes	654	129
Total current assets	608,924	469,971
Restricted cash	664	639
Deferred taxes, long-term	1,558	2,034
Intangible assets, net	25,153	21,660
Property and equipment, net	39,016	38,966
Goodwill	15,554	15,554
Other assets	6,512	7,045
Total assets	$697,381	$555,869

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,433	$8,972
Accrued salaries and benefits	18,926	6,435
Accrued litigation expenses	3,032	5,147
Non-cash obligation for construction in progress	25,900	25,100
Other accrued liabilities	6,890	4,506
Convertible notes	—	136,032
Total current liabilities	64,181	186,192
Long-term liabilities:
Convertible notes	116,184	112,012
Other long-term liabilities	2,974	2,338
Total long-term liabilities	119,158	114,350
Contingently redeemable common stock	113,500	—
Total stockholders’ equity	400,542	255,327
Total liabilities and stockholders’ equity	$697,381	$555,869

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue:
Royalties	$38,192	$24,759	$198,734	$50,928
Contract revenue	670	2,224	1,992	3,389
Total revenue	38,862	26,983	200,726	54,317
Operating costs and expenses:
Cost of revenue (1)	1,804	1,438	3,658	3,621
Research and development (1)	22,985	15,713	44,676	33,550
Marketing, general and administrative (1)	29,408	32,563	60,935	69,719
Costs (recoveries) of restatement and related legal activities	1,638	(429)	2,164	(14,068)
Gain from settlement	(10,300)	—	(106,200)	—
Total operating costs and expenses	45,535	49,285	5,233	92,822
Operating income (loss)	(6,673)	(22,302)	195,493	(38,505)
Interest and other income, net	316	1,173	741	2,613
Interest expense	(3,740)	(2,817)	(9,756)	(5,487)
Interest and other expense, net	(3,424)	(1,644)	(9,015)	(2,874)
Income (loss) before income taxes	(10,097)	(23,946)	186,478	(41,379)
Provision for income taxes	2,393	25	48,069	18
Net income (loss)	$(12,490)	$(23,971)	$138,409	$(41,397)
Net income (loss) per share:
Basic	$(0.11)	$(0.23)	$1.22	$(0.40)
Diluted	$(0.11)	$(0.23)	$1.18	$(0.40)
Weighted average shares used in per share calculation
Basic	113,321	104,675	113,227	104,536
Diluted	113,321	104,675	117,434	104,536

_________
(1) Total stock-based compensation expense for the three and six month periods ended June 30, 2010 and June 30, 2009 are presented as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Cost of revenue	$29	$233	$129	$623
Research and development	$2,703	$2,214	$5,272	$4,954
Marketing, general and administrative	$5,199	$5,403	$10,364	$10,692